Exhibit 23.1: CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Youbet.com, Inc.
Woodland Hills, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-85675, 333-39488 and 333-76029) and on Form S-8 (File No. 333-88047) of Youbet.com, Inc. of our report dated February 11, 2004, except for Note 16 which is as of February 19, 2004 relating to the consolidated financial statements of Youbet.com, Inc. appearing in the Company’s Annual Report on form 10-KSB for the years ended December 31, 2003 and 2002. We also consent to the reference to us under the caption “Experts” in the form S-3 Prospectus.

/s/ BDO Seidman, LLP
Los Angeles, California
March 9, 2004